EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. APPOINTS SANDRA S. FROMAN

TO ITS BOARD OF DIRECTORS

SOUTHPORT, CT – December 1, 2015 – Sturm, Ruger & Company, Inc. (NYSE:RGR) announced that its Board of Directors has voted to appoint Ms. Sandra S. Froman as a Board member, effective immediately.

Ms. Froman has established herself as a staunch supporter of the Second Amendment and has worked tirelessly to ensure that the protections it guarantees are preserved. She is a Past President of the National Rifle Association and currently serves on its Board of Directors. In addition to managing her private law practice, Ms. Froman routinely speaks at colleges, law schools and other venues on Second Amendment issues. She is an active hunter, shooter, and firearms collector, as well as an NRA Certified Instructor and member of numerous shooting and hunting organizations.

Ms. Froman earned a Bachelor of Arts degree in economics with distinction from Stanford University and a Juris Doctor degree from Harvard Law School.

Ruger Chief Executive Officer Michael O. Fifer commented, “We are delighted to add someone of Sandy Froman’s caliber to our Board of Directors. Her energy and unique perspective will enhance the Board as we continue to grow Ruger and lead the firearms industry in innovation.”

About Sturm, Ruger

Sturm, Ruger & Co., Inc. is one of the nation’s leading manufacturers of rugged, reliable firearms for the commercial sporting market. The only full-line manufacturer of American-made firearms, Ruger offers consumers over 400 variations of more than 30 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

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